Exhibit 99.1

For Immediate Release For Details Contact: Ed Richardson	Corporate Headquarters 40W267 Keslinger Road PO Box 393 LaFox, IL 60147-0393 USA
Chairman and Chief Executive Officer	Phone:	(630) 208-2200
Richardson Electronics, Ltd.	Fax:	(630) 208-2550
Phone: (630) 208-2340 E-mail: info@rell.com

Richardson Announces Date of Fiscal 2007 Conference Call

LaFox, IL, Monday, August 13, 2007: Richardson Electronics, Ltd. (NASDAQ: RELL) plans to release its financial results for the fourth quarter and fiscal year ended June 2, 2007 after the close of business on Wednesday, August 15, 2007. The release will be distributed by Business Wire and will be available on the Company’s website at www.rell.com.

On Thursday, August 16, 2007 at 9:00 a.m. CDT, Mr. Edward J. Richardson, Chairman and Chief Executive Officer, will host a conference call to discuss the release. A question and answer session will be included as part of the call’s agenda. To listen to the call, please dial 800-762-6568 approximately five minutes prior to the start of the call. A replay of the call will be available from 12:30 p.m. on August 16, 2007 through October 16, 2007. The telephone numbers for the replay are (USA) 800-475-6701 and (International) 320-365-3844; access code 882917.

About Richardson Electronics

Richardson Electronics, Ltd. is a global provider of “Engineered Solutions,” serving the RF, Wireless & Power Conversion; Electron Device; and Display Systems markets. The Company delivers engineered solutions for its customers’ needs through product manufacturing, systems integration, prototype design and manufacture, testing and logistics. Press announcements and other information about Richardson are available on the World Wide Web at http://www.rell.com/investor.asp.